Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Amendment No. 2 to Form S-1 Registration Statement of Fortune Vacation Travel Ltd. of my report dated March 14, 2012, relating to the audit of the financial statements of Fortune Vacation Travel Ltd. as of July 31, 2011 and 2010, and for the year ended July 31, 2011 and for the period from March 24, 2010 (inception) to July 31, 2010.

I also consent to the use of the firm’s name in the EXPERTS paragraph of the Registration Statement.

/S/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
March 15, 2012